Exhibit 99.1

                  Independent Auditors' Report

The Plan Administrator Heartland Financial USA, Inc.
Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 1997 and 1996, and the related statements of income and changes in plan equity for the year ended December 31, 1997, and the period July 1, 1996, through December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 1997 and 1996, and the statements of income and changes in plan equity for the year ended December 31, 1997, and the period July 1, 1996, through December 31, 1996, in conformity with generally accepted accounting principles.


January 22, 1998




HEARTLAND FINANCIAL USA, INC.
EMPLOYEE STOCK PURCHASE PLAN

Statements of Financial Condition

December 31, 1997 and 1996

                                         1997           1996
                                         ----           ----

Assets - cash                        $  242,053     $  125,796
                                     ==========     ==========

Liabilities - due to employees       $   12,301     $    3,628
Plan equity                             229,752        122,168
                                     ----------     ----------

Total liabilities and plan equity    $  242,053     $  125,796
                                     ==========     ==========



Statements of Income and Changes
in Plan Equity

For the year ended December 31, 1997
and the period July 1, 1996 through
December 31, 1996

                                         1997           1996
                                         ----           ----

Contributions from employees         $  242,053     $  125,796
Refundable employee contributions       (12,301)        (3,628)
Stock purchases and distributions      (122,168)           -
Plan equity at beginning of period      122,168            -
                                     -----------    -----------

Plan equity at end of period         $  229,752     $  122,168
                                     ===========    ===========

See accompanying note to financial statements


HEARTLAND FINANCIAL USA, INC.
EMPLOYEE STOCK PURCHASE PLAN

Note to Financial Statements

December 31, 1997 and 1996

(1) Summary of Significant Accounting Policies

     Basis of Presentation

The Heartland Financial USA, Inc. Employee Stock Purchase Plan
(the Plan) was approved by the stockholders of Heartland
Financial USA, Inc. (the Company) in May of 1996 and commenced operations on July 1, 1996.

The accompanying financial statements of the Plan have been prepared on an accrual basis.

The financial statements have been prepared in accordance with generally accepted accounting principles. In preparing such financial statements, the Plan administrator is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Description of the Plan

The Plan, which is authorized to make available up to 200,000 shares of the Company's stock for sale to employees, is sponsored by the Company and has one entry date per year, the first day of a plan year. Employees of the Company or its subsidiaries that have been employed one year and have completed 1,000 hours of service are eligible to participate in the Plan on the next entry date. Eligible employees can contribute up to 15% of their salary on an after-tax basis to be applied to the purchase of common stock of the Company, up to a maximum of 500 shares. The Compensation Committee of the Company establishes the price of the stock. The price cannot be less than 85% of the fair market value of the stock on the first day of the Plan year. The Plan does not allow an employee to purchase fractional shares and as a result, such monies are refundable to the employee.
Participating employees whose employment is terminated for any reason during a plan year will have their contributions refunded to them. Participants should refer to the Plan agreement for more complete information.

For the period ended December 31, 1996, the Company established a price of 100% of the fair market value at July 1, 1996, which was $19.50 per share. Subsequent to December 31, 1996, 6,265 shares of common stock of the Company were purchased by the Plan and distributed to 179 employees.

For the year ended December 31, 1997, the Company established a price of 100% of the fair market value at December 31, 1996, which was $24.00 per share. Subsequent to December 31, 1997, 9,573 shares of common stock of the Company were purchased by the Plan and distributed to 183 employees.

     Plan Administration

The Plan is administered by the Company. In addition, the Company pays for Plan administration costs.

     Income Taxes

The Plan is a nonqualified plan under Section 423 of the Internal
Revenue Code of 1986, as amended, and as such there are no tax consequences to the Plan.

The employee will be taxed on any difference between the price established by the Compensation Committee and the market price at the establishment date and any appreciation of the stock, at disposition.